Exhibit 21.1

 NEXTPLAT CORP AND SUBSIDIARIES

List of Subsidiaries

Subsidiary	State or Other Jurisdiction of Incorporation
ClearMetrX, Inc.	Florida
Family Physicians RX, Inc. (doing business as PharmcoRx 1103 and Pharmcorx 1204)	Florida
Global Telesat Communications Limited	England and Wales
Orbital Satcom Corp.	Nevada
Outfitter Satellite, Inc.	Tennessee
Pharmco, LLC (doing business as Pharmcorx and Pharmcorx LTC)	Florida
Progressive Care LLC	Nevada
RXMD Therapeutics, Inc.	Florida
Touchpoint RX, LLC (doing business as Pharmco Rx 1002, LLC)	Florida
Outfitter Satellite, Inc.	Tennessee